Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-225140, 333-231723, and 333-238799), Form S-3 (Nos. 333-213908, 333-224845, 333-226251, 333-233869, 333-246333, and 333-255318) and Form S-8 (Nos. 333-174819, 333-182578, 333-210833, 333-213248, 333-230741, 333-237168 and 333-258799) of our report dated March 31, 2022, relating to the consolidated financial statements of SELLAS Life Sciences Group, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California
March 31, 2022